EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $1.8 Million for the Second Quarter and $3.4 Million for the First Half of 2014 and Increases Dividend to $.08.

MCLEAN, Va., July 17, 2014 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended June 30, 2014 was $1.8 million and $3.4 million for the first half of 2014. That compares to $1.6 million and $3.1 million for the three and six months ended June 30, 2013.

The Board of Directors declared a dividend of $.08 per share payable August 15, 2014 to shareholders of record on August 4, 2014. Last quarter's dividend was .07 per share. This was Southern National's 11th consecutive quarterly dividend.

Overview

This quarter and the next quarter are transformational quarters for Sonabank with the closing of the purchase of 44% of the equity of Southern Trust Mortgage (STM) on May 15 and the scheduled closing of the Prince Georges County FSB acquisition on July 31.

This quarter the investment in STM has benefitted Sonabank in four areas:

  Sonabank recognized its share in the pre-tax income of STM for the quarter. In future quarters it will also recognize the earnings on the preferred stock of STM which it owns.
  Sonabank recognized interest income and fees on the warehouse line which it has extended STM.
  Sonabank purchased loans from STM. Sonabank has established with STM underwriting guidelines under which it will purchase loans in its Virginia and Maryland footprint from STM. These will be largely loans that do not conform to FNMA or FHLMC standards because of size or acreage. During the half quarter since we made the investment in STM we closed and purchased three loans in an aggregate amount of $2.5 million. One of those loans was to finance the personal residence of a business owner who maintained most of his commercial business relationships with Sonabank. Before the investment in STM he would have financed the residence elsewhere since Sonabank was not a residential lender.
  STM now maintains the preponderance of its operating accounts with Sonabank.

The impact of these factors this quarter was limited since the investment was in effect for only 45 days and the operational ramp-up has not yet been completed but we are very enthusiastic about the early indicators.

There is one other factor which will impact on the second, third and fourth quarters of this year. We retained an outside firm to perform an analysis of our FDIC indemnification asset. It is the same firm which performed the same analysis a year ago. The results of the analysis will be to increase the amortization of our Indemnification Asset over the next three quarters since the commercial loans of Greater Atlantic Bank have performed significantly better than we expected and the Indemnification Asset on the commercial loan portfolio expires at the end of this year. The residential Indemnification Asset has more than five years left to run. The amortization (which is in non-interest expense) will increase and the discount accretion (which impacts net interest income) will increase slightly. In the second quarter the amortization increased to $311 thousand from $124 thousand in the first quarter and the discount accretion increased from $412 thousand in the first quarter to $511 thousand in the second.

Net Interest Income

Net interest income was $7.9 million in the quarter ended June 30, 2014 compared to $7.4 million during the same period last year. The accretion of the discount on Greater Atlantic Bank's loans contributed $511 thousand to second quarter 2014 net interest income compared to $361 thousand during the second quarter of 2013. The accretion of the discount on HarVest's loans contributed $255 thousand in the second quarter of 2014 compared to $441 thousand during the second quarter of 2013. Sonabank's net interest margin was 4.71% in the second quarter of 2014 compared to 4.57% during the comparable quarter last year and 4.72% during the first quarter of 2014.

Net interest income was $15.4 million during the six months ended June 30, 2014, compared to $15.1 million during the comparable period in the prior year. The accretion of the discount on Greater Atlantic Bank's loans contributed $923 thousand to net interest income during the six months ended June 30, 2014, compared to $808 thousand during the first half of 2013. The accretion of the discount on HarVest's loans contributed $532 thousand in the first six months of 2014 compared to $809 thousand during the same period last year. The cost of funds decreased from 0.89% for the six months ended June 30, 2013, to 0.76% for the six months ended June 30, 2014. Sonabank's net interest margin was 4.71% in the first six months of 2014 compared to 4.76% during the same period last year.

Noninterest Income

During the second quarter of 2014 Sonabank had noninterest income of $713 thousand compared to noninterest income of $448 thousand during the second quarter of 2013. We recognized income from our investment in STM in the amount of $331 thousand. In addition, there was an other than temporary impairment ("OTTI") of $25 thousand in one trust preferred security during the second quarter of 2014 compared to no OTTI charges during the second quarter of 2013.

Noninterest income increased to $1.3 million in the first six months of 2014 from $984 thousand in the first six months of 2013. In addition to the income from the STM investment, we sold part of our investment in CapitalSouth Partners Fund III, a Small Business Investment Company, for a gain of $202 thousand. There were OTTI charges of $41 thousand in one trust preferred security during the six months ended June 30, 2014. During the same period last year, there were OTTI charges of $3 thousand, and a gain on the sale of available for sale securities in the amount of $142 thousand.

Noninterest Expense

Noninterest expenses were $5.6 million and $10.2 million during the second quarter and the first half of 2014, respectively, compared to $4.8 million and $9.7 million during the same periods in 2013. Merger expenses were $209 thousand in the second quarter of 2014 and $422 thousand during the first half of 2014. There were no such expenses in 2013.  During the six months ended June 30, 2014, we sold five properties in Other Real Estate Owned (OREO) resulting in gains of $705 thousand. We also sold three other OREO properties resulting in losses of $466 thousand, and the net gain for the six months ended June 30, 2014 was $239 thousand. This compared to a loss on OREO of $118 thousand for the first half of 2013. As a result of the analysis of the FDIC indemnification asset discussed above, the amortization expense of the indemnification asset increased from $237 thousand for the six months ended June 30, 2013, to $435 thousand for the six months ended June 30, 2014. For the quarter ended June 30, 2014, the amortization expense was $311 thousand compared to $107 thousand for the second quarter of 2013.

Loan Portfolio

The composition of Sonabank's loan portfolio consisted of the following at June 30, 2014 and December 31, 2013:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	June 30, 2014			December 31, 2013
Loans secured by real estate:
Commercial real estate - owner-occupied	$ 1,548	$ 106,716	$ 108,264	$ 1,603	$ 106,225	$ 107,828
Commercial real estate - non-owner-occupied	5,759	174,100	179,859	5,829	150,008	155,837
Secured by farmland	-	499	499	100	508	608
Construction and land loans	-	48,412	48,412	1	39,068	39,069
Residential 1-4 family	15,996	64,220	80,216	16,631	66,482	83,113
Multi- family residential	291	21,714	22,005	585	21,496	22,081
Home equity lines of credit	24,809	7,584	32,393	25,769	6,431	32,200
Total real estate loans	48,403	423,245	471,648	50,518	390,218	440,736

Commercial loans	828	117,800	118,628	1,097	104,284	105,381
Consumer loans	82	1,471	1,553	81	1,308	1,389
Gross loans	49,313	542,516	591,829	51,696	495,810	547,506

Less deferred fees on loans	7	(1,486)	(1,479)	5	(1,453)	(1,448)
Loans, net of deferred fees	$ 49,320	$ 541,030	$ 590,350	$ 51,701	$ 494,357	$ 546,058

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement.

Total loans outstanding increased from $546.1 million at the end of 2013 to $590.4 million at June 30, 2014. Some of the increase was due to the loans purchased from STM ($2.5 million) and some was attributable to the increase in the outstandings under the warehouse line for STM to $10 million at the end of the quarter. The remainder ($31.8 million) was attributable to loan growth in the ordinary course of events. The brutally competitive environment which characterized what we had to deal with a year ago has diminished. We're seeing what we believe is real economic growth in our markets. For example, one of our clients with three car washes is building another. Another with three gas stations is looking at buying another.

Loan Loss Provision/Asset Quality

Non-covered nonperforming assets continued to decline. From $20.8 million at December 31, 2012, nonperforming assets declined to $17.4 million at December 31, 2013 and further declined to $15.6 million as of June 30, 2014. Nonperforming assets excluding SBA guaranteed loans to total non-covered assets were 1.81% at June 30, 2014, down from 2.35% at year end.

Non-covered nonaccrual loans were $3.7 million (including $2.5 million of loans fully covered by SBA guarantees) at June 30, 2014 compared to $7.8 million (including $1.9 million of loans fully covered by SBA guarantees) at the end of last year. The decline is largely attributable to two loans which we foreclosed on and transferred to OREO.

Non-covered OREO as of June 30, 2014 was $11.9 million compared to $9.6 million as of the end of 2013. During the first six months of 2014 we disposed of three non-covered properties in the aggregate amount of $1.9 million. In addition, OREO increased by an aggregate of $4.4 million as a result of the aforementioned foreclosures. There were impairment charges recognized in the amount of $240 thousand on two non-covered properties.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered total loans at June 30, 2014 was 1.35%, compared to 1.42% at the end of 2013. Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $87.0 million at June 30, 2014 and $84.4 million at December 31, 2013. The increase was primarily due to the purchases of $5.0 million in a callable agency security and $670 thousand in a municipal bond net of repayments in the first six months of 2014.

Securities in our investment portfolio are as follows:

  residential government-sponsored mortgage-backed securities in the amount of $23.5 million and residential government-sponsored collateralized mortgage obligations totaling $3.9 million callable agency securities in the amount of $35.0 million

  municipal bonds in the amount of $17.3 million with a taxable equivalent yield of 3.13% and ratings ranging from Aaa to A1 (Moody's) and AAA to AA- (Standard & Poor's)

  trust preferred securities in the amount of $6.8 million, $5.3 million of which is Alesco VII A1B which is rated A3 (Moody's) and BBB (Fitch)

  SARM 2005-22 1A2 in the amount of $630 thousand, a residential collateralized mortgage obligation that is not government-sponsored

Deposits

Total deposits were $569.2 million at June 30, 2014 compared to $540.4 million at December 31, 2013. Certificates of deposit increased $31.6 million during the first six months. Noninterest-bearing deposits were $49.3 million at June 30, 2014 and $44.6 million at December 31, 2013. Savings accounts increased from $17.0 million at December 31, 2013, to $24.1 million at June 30, 2014

Stockholders' Equity

Total stockholders' equity increased from $106.6 million at December 31, 2013 to $108.8 million at June 30, 2014 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 17.23% and 17.05% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of June 30, 2014.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $774.7 million at June 30, 2014. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and five branches in Maryland, in Rockville, Shady Grove, Germantown, Frederick and Bethesda.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$ 24,231	$ 20,856
Investment securities-available for sale	2,207	1,993
Investment securities-held to maturity	84,830	82,443
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,908	5,915
Loans receivable, net of unearned income	590,350	546,058
Allowance for loan losses	(7,336)	(7,090)
Net loans	583,014	538,968
Intangible assets	9,883	9,973
Bank premises and equipment, net	6,225	6,324
Bank-owned life insurance	20,671	18,374
FDIC indemnification asset	4,378	5,804
Other assets	32,349	25,535
Total assets	$ 774,696	$ 716,185

Liabilities and stockholders' equity
Demand deposits	$ 71,298	$ 68,940
Money market accounts	118,653	130,855
Savings accounts	24,111	16,999
Time deposits	355,169	323,565
Securities sold under agreements to repurchase and other short-term borrowings	66,852	39,795
Federal Home Loan Bank advances	25,000	25,000
Other liabilities	4,771	4,417
Total liabilities	665,854	609,571
Stockholders' equity	108,842	106,614
Total liabilities and stockholders' equity	$ 774,696	$ 716,185

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Interest and dividend income	$ 8,926	$ 8,549	$ 17,567	$ 17,572
Interest expense	1,067	1,175	2,121	2,428
Net interest income	7,859	7,374	15,446	15,144
Provision for loan losses	194	725	1,369	1,818
Net interest income after provision for loan losses	7,665	6,649	14,077	13,326
Account maintenance and deposit service fees	195	203	373	396
Income from bank-owned life insurance	157	148	297	297
Equity income from mortgage affiliate	331	-	331	-
Net impairment losses recognized in earnings	(25)	-	(41)	(3)
Net gain on sale of available for sale securities	-	-	-	142
Gain on other assets	-	13	202	13
Other	55	84	92	139
Noninterest income	713	448	1,254	984
Employee compensation and benefits	2,427	2,176	4,816	4,422
Occupancy expenses	947	923	1,906	1,840
FDIC assessment	127	224	252	458
Change in FDIC indemnification asset	311	107	435	237
Net (gain) loss on other real estate owned, net	179	62	(239)	118
Other expenses	1,654	1,306	2,994	2,674
Noninterest expense	5,645	4,798	10,164	9,749
Income before income taxes	2,733	2,299	5,167	4,561
Income tax expense	961	744	1,753	1,480
Net income	$ 1,772	$ 1,555	$ 3,414	$ 3,081

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Per Share Data :
Earnings per share - Basic	$ 0.15	$ 0.13	$ 0.29	$ 0.27
Earnings per share - Diluted	$ 0.15	$ 0.13	$ 0.29	$ 0.27
Book value per share			$ 9.38	$ 9.05
Tangible book value per share			$ 8.52	$ 8.17
Weighted average shares outstanding - Basic	11,606,604	11,590,212	11,598,958	11,590,212
Weighted average shares outstanding - Diluted	11,685,940	11,634,525	11,669,198	11,623,422
Shares outstanding at end of period			11,608,612	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	0.97%	0.88%	0.95%	0.88%
Return on average equity	6.57%	5.95%	6.39%	5.96%
Yield on earning assets	5.35%	5.30%	5.36%	5.52%
Yield on earning assets excluding discount accretion on loans acquired in GAB and HarVest acquisitions	4.89%	4.80%	4.92%	5.01%
Cost of funds	0.75%	0.84%	0.76%	0.89%
Cost of funds including non-interest bearing deposits	0.69%	0.78%	0.70%	0.82%
Net interest margin	4.71%	4.57%	4.71%	4.76%
Net interest margin excluding discount accretion on loans acquired in GAB and HarVest acquisitions	4.25%	4.07%	4.27%	4.25%
Efficiency ratio (1)	63.58%	60.65%	62.90%	60.28%
Net charge-offs to average loans	0.03%	0.13%	0.20%	0.31%
Amortization of intangibles	$ 45	$ 123	$ 90	$ 246

			As of
			June 30,	December 31,
			2014	2013

Stockholders' equity to total assets			14.05%	14.89%
Tier 1 risk-based capital ratio			17.23%	18.56%
Intangible assets:
Goodwill			$ 9,160	$ 9,160
Core deposit intangible			723	813
Total			$ 9,883	$ 9,973

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 3,700	$ 7,814
Loans past due 90 days and accruing interest			-	-
Other real estate owned			11,859	9,579
Total nonperforming assets			$ 15,559	$ 17,393
Allowance for loan losses to total non-covered loans			1.35%	1.42%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			1.81%	2.35%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $2.5 million and $1.9 million at June 30, 2014 and December 31, 2013, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp of Virginia Inc.
         NASDAQ Symbol SONA
         Website: www.sonabank.com